Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS STRONG THIRD QUARTER EARNINGS

Earnings per share increased 12.4 percent

ATLANTA, OCTOBER 20, 2005– EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its third quarter ending September 30, 2005.  Highlights for the quarter include:

•                  Net income of $36.4 million, or $0.27 per share, an increase of $0.03 per share over the third quarter of 2004

•                  Income from operations of $43.0 million

•                  Adjusted EBITDA (a non-GAAP measure) of $55.5 million

•                  Free cash flow (a non-GAAP measure) of $45.0 million

“EarthLink, once again, achieved strong financial results with one of our most profitable quarters on record,” said Garry Betty, EarthLink’s president and chief executive officer.  “EarthLink’s profits and cash flow continue to help fuel our efforts to become a total communications company serving the voice, data and wireless needs of our customers.”

“As we seek to expand our value dial-up and broadband service offerings, I am proud to report that Wireless Philadelphia selected EarthLink earlier this month to develop and implement the nation’s largest municipal Wi-Fi broadband network.  We believe our partnership can serve as a competitive high-speed alternative for those who live in, work in or visit the City of Philadelphia.”

Third Quarter Financial Results

Subscribers

During the third quarter, EarthLink continued to grow its broadband and value dial-up services.  The company maintained its position as the fastest growing value narrowband ISP by adding 90,000 net PeoplePC Online subscribers and strengthened its position as the leading non-facilities based broadband provider by adding 49,000 net broadband subscribers in the quarter.  In addition, the loss of 193,000 net premium narrowband subscribers in the quarter reflects the company’s continued ability to effectively manage its premium narrowband services despite the decline in the overall premium narrowband market.  EarthLink ended the third quarter with 1.14 million PeoplePC Online subscribers, 2.51 million premium narrowband subscribers, 1.54 million broadband subscribers, and 131,000 web hosting accounts.

Overall, the average monthly churn rate was 4.7 percent during the third quarter, consistent with the rate experienced in the third quarter of 2004, but a slight increase from the 4.5 percent rate in the second quarter of 2005.

Revenues and Gross Margins Before Sales Incentives

Broadband revenues were $109.3 million, an increase of 4.2 percent over the prior year quarter, driven by the growth in broadband subscribers offset by a decline in average revenue per user.  Web hosting, advertising and other value-added services revenues were $26.4 million, a 20.9 percent improvement compared to the prior year quarter, driven primarily by increases in search-related advertising revenues and ancillary services revenues, such as Internet call waiting and security-related services.  Narrowband revenues were $181.2 million, a decrease of 16.6 percent from the prior year quarter. The decline in narrowband revenues was largely due to the shift in the mix of our narrowband customer base as premium narrowband subscribers migrate to broadband, and we continue to add PeoplePC Online subscribers.  For the quarter, total revenues were $317.0 million, a 7.8 percent decrease from the third quarter of 2004.

Gross margins before sales incentives (a non-GAAP measure) expanded to a record 71.6 percent of total revenues during the third quarter of 2005, a 170 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber.  While gross margins before sales incentives on a percentage basis continued to increase, gross margins before sales incentives were $226.8 million for the third quarter of 2005, a decrease of 5.6 percent from the third quarter of 2004, driven primarily by lower premium narrowband revenues.

Profitability

EarthLink increased its adjusted EBITDA (a non-GAAP measure) margin to 17.5 percent on $55.5 million, a 150 basis point increase compared to the third quarter of 2004 margin on adjusted EBITDA of $55.2 million.  This was a result of lower sales and marketing expenditures due to a decrease in gross subscriber additions compared to the third quarter of 2004.

Net income for the quarter was $36.4 million, or $0.27 per share, compared to $37.6 million, or $0.24 per share, in the prior year quarter.  The decline in net income was primarily attributable to the following:

•                  $4.6 million of losses from equity affiliates recorded in the current year quarter related to the SK-EarthLink wireless joint venture

•                  $4.3 million increase in income tax expense primarily associated with the realization of net operating loss (NOL) carry-forwards of acquired companies

•                  $1.0 million unfavorable change in facility exit and restructuring costs, primarily associated with severance for outsourcing certain activities during the third quarter of 2005

  These items were partially offset by the following:

•                  $3.9 million decrease in depreciation due primarily to declines in capital expenditures over the past three years and disposed assets as a result of the contact center restructurings

•                  $2.1 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized

•                  $1.8 million increase in interest and other income, net, related to interest earned on investments in marketable securities

•                  $0.7 million impairment loss on equity investments in other companies recorded in the prior year quarter

•                  $0.3 million increase in adjusted EBITDA (noted above)

Balance Sheet and Cash Flow

In the third quarter of 2005, EarthLink generated $45.0 million in free cash flow (a non-GAAP measure), a $0.8 million decrease from the third quarter of 2004, primarily related to an increase in capital expenditures during the third quarter of 2005 compared to the third quarter of 2004.

During the third quarter of 2005, EarthLink repurchased approximately 5.0 million shares of its common stock for $46.5 million in accordance with its share repurchase program. EarthLink had $192.1 million remaining under the program as of September 30, 2005.

In the quarter, EarthLink made a scheduled cash investment of $39.0 million in SK-EarthLink, the 50/50 wireless joint-venture formed with SK-Telecom in March of 2005.  To date, EarthLink has invested $82.0 million in cash and has committed to invest an additional $98.0 million in cash in the SK-EarthLink joint venture over the next two years.

EarthLink’s cash and marketable securities were $400.9 million as of September 30, 2005, representing a $32.4 million decrease from the second quarter of 2005.

Other Highlights

During the quarter, EarthLink continued its efforts to become a total communications company while maintaining its commitment to customer satisfaction and product innovation.  EarthLink received the highest ranking in PC World magazine’s ISP Satisfaction Survey by outpacing its competition with its high-speed cable offering.  To strengthen its position as a leader in fighting spyware and to enhance its existing suite of protection tools, the company acquired the assets of Aluria, a privately held developer of protection and security products for consumers, small businesses and enterprise customers.  To improve the user experience, EarthLink also added customizable local search and news functionality to its myEarthLink start page.

In October, EarthLink launched the next generation of its Voice over Internet Protocol (VoIP) service, EarthLink trueVoiceSM.   The service offers considerable cost-savings over traditional telephone service and features tools that further enhance the customer’s Internet-based, voice communication experience.  EarthLink trueVoice adds to the company’s portfolio of voice services that also includes its vlingSM product, currently in beta, which enables high-speed access subscribers to instant message (IM) and make VoIP calls free-of-charge.

Finally, Wireless Philadelphia selected EarthLink to develop and implement the nation’s largest municipal Wi-Fi broadband network.  EarthLink intends to implement a 135-square-mile, city-wide Wi-Fi mesh network, targeted to be fully operational by the fourth quarter of 2006.  Under the terms of the agreement, which is expected to be finalized by the end of the year, EarthLink will finance, build and manage the wireless network and market a 1Mbps service for less than $20 per month.  The initiative is part of EarthLink’s next generation broadband efforts to deploy a competitive alternative to DSL and cable modem services.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit and restructuring costs.  Adjusted EBITDA margin represents adjusted EBITDA divided by total revenues.

Free cash flow is defined as income from operations before facility exit costs, and depreciation and amortization, less purchases of property and equipment and purchases of subscriber bases.

Gross margins before sales incentives, adjusted EBITDA, adjusted EBITDA margin, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the fourth quarter of 2005, EarthLink expects to report no net change to a net addition of 50,000 subscribers.  Revenues for the quarter are expected to be $313 million to $316 million.  EarthLink expects gross margins before sales incentives to decline slightly as a result of lower revenues. The company anticipates additional seasonal investments in sales and marketing expenses driven by a higher level of gross subscriber additions compared to the third quarter of 2005, the launch of its trueVoice telephone service, and the initiation of its line-powered voice and data bundle market trials. Accordingly adjusted EBITDA is expected to be in the range of $45.0 million to $50.0 million.  Net income is expected to be in the range of $22.0 million to $29.0 million, including an expected equity method loss of $9.0 million to $11.0 million attributable to EarthLink’s proportionate share of the losses of the SK-EarthLink joint venture.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on October 20, 2005 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial
1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome ..

A taped replay will be available beginning at 11:30 a.m. EDT on October 20, 2005 through midnight on October 27, 2005 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 1011613.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

About EarthLink

“EarthLink. We revolve around youTM.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions, and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net .

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and wireline communications services, including our various voice initiatives; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price, or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as we anticipate; (6) that the continued decline of our narrowband revenues may adversely affect us; (7) that we may experience significant fluctuations in our operating results and rate of growth and we may not be able to sustain profitability; (8) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (9) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market; (10) that service interruptions or impediments could harm our business; (11) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (12) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (13) that government regulations could force us to change our business practices; (14) that we may not realize the benefits we are seeking from the SK-EarthLink joint venture transaction or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (15) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (16) that if we are unable to successfully defend against legal actions, we could face substantial liabilities; (17) that we may be unable to continually develop effective business systems, processes and personnel to support our business; (18) that we may be unable to hire and retain qualified personnel, including our key executive officers; (19) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; (20) that our stock price has been volatile historically and may continue to be volatile; and (21) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$217,232	$181,242	$665,451	$570,420
Broadband access	104,863	109,308	313,234	330,382
Web hosting	11,682	9,939	36,321	31,075
Advertising and other value-added services	10,197	16,507	29,118	45,547
Total revenues	343,974	316,996	1,044,124	977,424

Operating costs and expenses:
Telecommunications service and equipment costs	103,660	90,156	329,364	279,017
Sales incentives	2,148	2,222	7,709	6,744
Total cost of revenues	105,808	92,378	337,073	285,761

Sales and marketing	110,790	92,749	311,971	291,249
Operations and customer support	60,340	57,821	194,716	178,729
General and administrative	24,054	26,891	78,374	82,328
Acquisition-related amortization	4,883	2,828	19,417	9,668
Facility exit and restructuring costs (1)	269	1,301	28,991	2,008
Total operating costs and expenses	306,144	273,968	970,542	849,743

Income from operations	37,830	43,028	73,582	127,681
Gain (loss) on investments in other companies, net	(726)	—	(726)	2,437
Net losses of equity affiliate	—	(4,592)	—	(6,934)
Interest income and other, net	1,584	3,400	4,330	9,211
Income before income taxes	38,688	41,836	77,186	132,395
Provision for income taxes (2)	1,136	5,401	1,766	18,765
Net income	$37,552	$36,435	$75,420	$113,630

Basic net income per share	$0.25	$0.28	$0.48	$0.82
Diluted net income per share	$0.24	$0.27	$0.47	$0.80
Basic weighted average common shares outstanding	152,970	132,444	155,917	139,056
Diluted weighted average common shares outstanding	156,056	134,709	159,186	141,621

Other Financial Data

Net Earnings Before Facility Exit and Restructuring Costs (a non-GAAP measure) (3):
Net income	$37,552	$36,435	$75,420	$113,630
Facility exit and restructuring costs (1)	269	1,301	28,991	2,008
Net earnings before facility exit and restructuring costs (3)	$37,821	$37,736	$104,411	$115,638

Diluted earnings per share before facility exit and restructuring costs (3)	$0.24	$0.28	$0.66	$0.82

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain (Loss) on Investments in Other Companies, Net; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income to Adjusted EBITDA (3):
Net income	$37,552	$36,435	$75,420	$113,630
Provision for income taxes (2)	1,136	5,401	1,766	18,765
Depreciation and amortization	17,105	11,194	62,005	36,704
Gain (loss) on investments in other companies, net	726	—	726	(2,437)
Net losses of equity affiliate	—	4,592	—	6,934
Interest income and other, net	(1,584)	(3,400)	(4,330)	(9,211)
Facility exit and restructuring costs (1)	269	1,301	28,991	2,008
Adjusted EBITDA (3)	$55,204	$55,523	$164,578	$166,393

Adjusted EBITDA margin (a non-GAAP measure) (3):
Total revenues	$343,974	$316,996	$1,044,124	$977,424

Adjusted EBITDA as a percentage of total revenues (3)	16.0%	17.5%	15.8%	17.0%

Depreciation and amortization:
Depreciation - cost of revenues	$6,154	$4,438	$20,725	$14,276
Depreciation - other	6,068	3,928	21,863	12,760
Acquisition-related amortization	4,883	2,828	19,417	9,668
Depreciation and amortization	$17,105	$11,194	$62,005	$36,704

Gross Margins Before Sales Incentives (a non-GAAP measure) (3):
Total revenues	$343,974	$316,996	$1,044,124	$977,424

Total cost of revenues	105,808	92,378	337,073	285,761
Sales incentives	(2,148)	(2,222)	(7,709)	(6,744)
Telecommunications service and equipment costs	103,660	90,156	329,364	279,017

Gross margins before sales incentives (3)	$240,314	$226,840	$714,760	$698,407

Gross margins before sales incentives as a percentage of total revenues	69.9%	71.6%	68.5%	71.5%

Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income from operations to free cash flow (3):
Income from operations	$37,830	$43,028	$73,582	$127,681
Facility exit and restructuring costs (1)	269	1,301	28,991	2,008
Depreciation and amortization	17,105	11,194	62,005	36,704
Purchases of property and equipment	(9,121)	(10,137)	(21,465)	(26,659)
Purchases of subscriber bases	(276)	(356)	(1,984)	(4,806)
Free cash flow (3)	$45,807	$45,030	$141,129	$134,928

Other Data

	September 30,	December 31,	June 30,	September 30,
	2004	2004	2005	2005
Key Operating Data:
Narrowband subscribers	3,973,000	3,880,000	3,753,000	3,650,000
Broadband subscribers	1,280,000	1,364,000	1,495,000	1,544,000
Web hosting accounts	149,000	144,000	136,000	131,000
Total subscriber count at end of period	5,402,000	5,388,000	5,384,000	5,325,000

Number of employees at end of period (4)	2,040	2,067	1,965	1,823

	September 30,	December 31,	June 30,	September 30,
	2004	2004	2005	2005
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$508,298	$530,970	$433,318	$400,911
Stockholders’ equity	522,715	547,607	496,880	490,191

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months	Year
	Ending	Ending
	December 31,	December 31,
	2005	2005
	(in millions)
Reconciliation of Net Income to Adjusted EBITDA (3):
Net income	$22 - $29	$135 - $142
Provision for income taxes	4	23
Depreciation	9	37
Acquisition-related amortization	2	12
Gain on investments in other companies, net	—	(2)
Net losses of equity affiliate	9 - 11	15 - 17
Interest income and other, net	(3)	(13)
Facility exit and restructuring costs	—	2
Adjusted EBITDA (3)	$45 - $50	$211 - $216

Footnotes

(1)          During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended September 30, 2005, EarthLink executed plans to further streamline operations by outsourcing certain contact center and credit and collections activities. Approximately 227 employees were directly impacted. As a result of the plans, EarthLink recorded restructuring costs of $1.3 million for severance and personnel related costs.

EarthLink evaluates and adjusts its estimates for facility exit costs as events occur. Such changes are recorded as facility exit costs. The components of facility exit and restructuring costs for the periods indicated were as follows:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005
	(in thousands)
Severance and personnel related costs	$—	$1,343	$10,667	$1,343
Real estate and telecommunications costs	(128)	(42)	9,759	665
Abandoned and disposed assets	397	—	8,565	—
Total facility exit costs	$269	$1,301	$28,991	$2,008

2.     The provision for income taxes during the three and nine months ended September 30, 2005 consisted of $1.7 million and $4.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and nine months ended September 30, 2005 also included a non-cash, deferred tax provision of $3.7 million and $14.4 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

3.     Net earnings before facility exit and restructuring costs, including the related diluted per share amounts; earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA); adjusted EBITDA margin; and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with U.S. generally accepted accounting principles. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles and may differ materially from comparable information provided by other companies.

4.     Represents full-time equivalents.